Exhibit 99.1

Assurant Reports First Quarter 2022 Financial Results
Double-Digit Growth in Global Lifestyle from Connected Living and Global Automotive
Reaffirm 2022 Outlook for Adjusted EBITDA and Adjusted EPS, Both Ex. Catastrophes

NEW YORK, May 3, 2022 — Assurant, Inc. (NYSE: AIZ), a leading global business services company that supports, protects and connects major consumer purchases, today reported results for the first quarter ended March 31, 2022.

“Our first quarter results were led by strong performance from our fee-based and capital-light offerings within Global Lifestyle, which came in ahead of our expectations,” said Assurant President and CEO Keith Demmings. “While Global Housing results were weaker in the first quarter, we continue to believe we are well-positioned to deliver on our financial objectives for 2022 as we focus on driving profitable growth while delivering market-leading innovation for our clients and their customers,” Demmings added.

(Unaudited)	Q1'22	Q1'21	Change
$ in millions, except where noted
GAAP net income	145.5	148.5	(2)%
Adjusted EBITDA[1]	299.0	258.6	16%
Adjusted EBITDA, ex. reportable catastrophes[2]	302.0	302.2	0%

GAAP net income per diluted share	2.59	2.41	7%
Adjusted earnings per diluted share[3]	3.75	2.69	39%
Adjusted earnings, ex. reportable catastrophes, per diluted share[4]	3.80	3.24	17%
First Quarter 2022 Summary:
•GAAP net income decreased 2 percent versus prior year period, while net income per diluted share increased 7 percent
•Adjusted EBITDA, excluding reportable catastrophes2, was in-line with the prior year period at $302.0 million
•Adjusted earnings, excluding reportable catastrophes, per diluted share4, increased 17 percent to $3.80
•Holding company liquidity was $738 million, including the remaining Global Preneed sale proceeds
•Share repurchases and common stock dividends totaled $280 million
2022 Outlook
In 2022, the company continues to expect:
•8 to 10 percent growth in Adjusted EBITDA, excluding reportable catastrophes5, driven by profitable growth across Global Lifestyle and Global Housing

•16 to 20 percent growth in Adjusted earnings, excluding reportable catastrophes, per diluted share5, driven by continued profitable growth and share buybacks
Note: References to net income, including in net income per diluted share, throughout this press release refer to net income                  from continuing operations. Some of the metrics throughout this press release are non-GAAP measures of performance. A full reconciliation of each non-GAAP measure to the most comparable GAAP measure can be found in the Non-GAAP Financial Measures section.

First Quarter Consolidated Results

(Unaudited)	Q1'22	Q1'21	Change
$ in millions

GAAP net income	145.5	148.5	(2)%

Adjusted EBITDA
Global Lifestyle	217.4	193.0	13%
Global Housing	103.8	93.5	11%
Corporate and Other	(22.2)	(27.9)	20%
Adjusted EBITDA[1]	299.0	258.6	16%
Reportable catastrophes	3.0	43.6
Adjusted EBITDA, ex. reportable catastrophes
Global Lifestyle[2]	217.3	193.0	13%
Global Housing[2]	106.9	137.1	(22)%
Corporate and Other	(22.2)	(27.9)	20%
Adjusted EBITDA, ex. reportable catastrophes[2]	302.0	302.2	0%
Note: Some of the metrics throughout this press release are non-GAAP measures of performance. A full reconciliation of each non-GAAP measure to the most comparable GAAP measure can be found in the Non-GAAP Financial Measures section. Adjusted EBITDA of the Global Lifestyle, Global Housing and Corporate and Other segments is the segment measure of profitability in our GAAP financial statements and includes reportable catastrophes. Adjusted EBITDA, excluding reportable catastrophes, of the Corporate and Other segment is equal to GAAP Adjusted EBITDA since there are no reportable catastrophes. Additional details regarding key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/investor/default.aspx

First Quarter 2022 Consolidated Results
•GAAP net income was $145.5 million, compared to first quarter 2021 of $148.5 million. The decline was primarily driven by a decrease in net unrealized gains from changes in fair value of equity securities, partially offset by lower reportable catastrophes.

•GAAP net income per diluted share was $2.59, compared to first quarter 2021 of $2.41. The increase was primarily driven by ongoing share repurchases.

•Adjusted EBITDA1 increased 16 percent compared to the prior year period, primarily due to a $40.6 million pre-tax decrease in reportable catastrophes. Excluding reportable catastrophes, Adjusted EBITDA2 was in-line with the prior year period. Double-digit growth in Global Lifestyle and a lower Corporate and Other loss were offset by higher non-cat loss experience in Global Housing mainly within specialty products.

•Adjusted earnings, excluding reportable catastrophes, per diluted share4, increased 17 percent to $3.80, primarily driven by ongoing share repurchases and a $9.0 million one-time tax benefit.

•Revenue from the Global Lifestyle and Global Housing segments totaled $2.46 billion compared to $2.36 billion in first quarter 2021, up 4 percent, primarily due to Global Automotive growth within Global Lifestyle.
Note: Throughout this press release, revenue refers to net earned premiums, fees and other income. GAAP revenue is equal to net earned premiums, fees and other income, net investment income and net realized gains (losses) on investments.

Global Lifestyle

$ in millions	Q1'22	Q1'21	Change
Adjusted EBITDA	217.4	193.0	13%
Revenue	1,961.6	1,862.3	5%

•Adjusted EBITDA increased compared to the prior year period, due to strong results across Connected Living and Global Automotive. In Connected Living, mobile increased primarily from device protection performance in North America, including more favorable loss experience and subscriber growth, as well as an increase in global mobile devices serviced, mainly from higher trade-in volumes. Global Automotive increased from higher investment income, favorable loss experience in select ancillary products and expansion across distribution channels.

•Revenue increased compared to the prior year period, led by Global Automotive premium increases from strong prior period sales. Connected Living increased modestly as mobile fee income growth from service and repair and trade-in was partially offset by premium declines in runoff mobile programs.

Global Housing

$ in millions	Q1'22	Q1'21	Change
Adjusted EBITDA	103.8	93.5	11%
Reportable catastrophes	3.1	43.6
Adjusted EBITDA, ex. reportable catastrophes[2]	106.9	137.1	(22)%
Revenue	496.8	493.0	1%

•Adjusted EBITDA increased compared to the prior year period primarily due to a $40.5 million pre-tax decrease in reportable catastrophes. Excluding reportable catastrophes, Adjusted EBITDA2 decreased due to higher non-cat loss experience, including a $13.8 million year-over-year increase within sharing economy offerings primarily related to a reserve adjustment and adverse development from policies previously written under less favorable terms. Lender-placed also experienced higher non-cat losses mainly from elevated fire claims.

•Revenue increased modestly year-over-year, as growth in lender-placed from higher average insured values and premium rates and multifamily housing was partially offset by a decline in specialty products from client runoff.

Corporate and Other

$ in millions	Q1'22	Q1'21	Change
Adjusted EBITDA	(22.2)	(27.9)	20%
•Adjusted EBITDA loss decreased in first quarter 2022 compared to the prior year period, primarily driven by lower employee-related expenses and an increase in investment income from higher asset balances.

Holding Company Liquidity Position
•Holding company liquidity totaled $738 million as of March 31, 2022, or $513 million above the company’s current targeted minimum level of $225 million, which includes the remaining proceeds from the sale of Global Preneed.

Dividends paid by operating segments to the holding company in first quarter 2022 totaled $129 million.

•Share repurchases and common stock dividends totaled $280 million in first quarter 2022. During first quarter 2022, Assurant repurchased 1.5 million shares of common stock for $242 million and paid $37 million in common stock dividends. From April 1 through May 1, 2022, the company repurchased an additional 460 thousand shares for approximately $86 million, with $514 million remaining under the current repurchase authorization.

2022 Company Outlook5

$ in millions, unless otherwise noted	FY 2021	Q1'22 YTD	2022 Outlook[5]
Adjusted EBITDA, ex. reportable catastrophes[2]	1,107.5	302.0	8 to 10 percent growth
Global Lifestyle	714.2	217.4	Low double-digit growth
Global Housing, ex. reportable catastrophes[2]	486.4	106.9	Mid-single-digit growth
Corporate and Other	(93.3)	(22.2)	~(105.0)
Adjusted earnings, ex. reportable catastrophes, per diluted share[4]	$12.12	$3.80	16 to 20 percent growth

For full-year 2022, the company expects:

•Adjusted EBITDA, excluding reportable catastrophes, to grow 8 to 10 percent, driven by growth across Global Lifestyle and Global Housing. Global Lifestyle Adjusted EBITDA is expected to increase by low double-digits, driven mainly by mobile in Connected Living from global expansion in existing and new clients across device protection and trade-in and upgrade programs. This will be partially offset by strategic investments to support new business opportunities, including in-store mobile service and repair capabilities, as well as unfavorable impacts of foreign exchange. Global Automotive is expected to increase, now driven by higher investment income and business performance. Global Housing Adjusted EBITDA, excluding reportable catastrophes, is now expected to increase by mid-single-digits, primarily from growth in lender-placed from expense initiatives and higher average insured values, which are expected to more than offset higher claims and reinsurance costs. Corporate and Other Adjusted EBITDA loss is expected to be approximately $105.0 million, reflecting lower net investment income as compared to 2021.

•Adjusted earnings, excluding reportable catastrophes, per diluted share to increase 16 to 20 percent, driven by continued Global Lifestyle and Global Housing growth as well as share repurchases, including returning the remaining proceeds from the sale of Global Preneed. Assurant’s consolidated effective tax rate is expected to be approximately 22 to 24 percent, which reflects the impact of the first quarter tax benefit.

•Business segment dividends to approximate three quarters of segment Adjusted EBITDA, including reportable catastrophes, which represents roughly the same historical conversion levels to the holding company. This is subject to the growth of the businesses, rating agency and regulatory capital requirements, and investment portfolio performance.

•Capital to be deployed to support business growth by funding investments and M&A, and to return capital to shareholders in the form of share repurchases and dividends, subject to Board approval and market conditions.

Earnings Conference Call
The first quarter 2022 earnings conference call and webcast will be held Wednesday, May 4, 2022 at 8:00 a.m. ET. The live and archived webcast, along with supplemental information, will be available on Assurant’s Investor Relations website:
https://ir.assurant.com/investor/default.aspx

About Assurant
Assurant, Inc. (NYSE: AIZ) is a leading global business services company that supports, protects and connects major consumer purchases. A Fortune 300 company with a presence in 21 countries, Assurant supports the advancement of the connected world by partnering with the world’s leading brands to develop innovative solutions and to deliver an enhanced customer experience through mobile device solutions, extended service contracts, vehicle protection services, renters insurance, lender-placed insurance products and other specialty products.

Learn more at assurant.com or on Twitter @Assurant.

Media Contacts:
Linda Recupero
Senior Vice President, Global Enterprise Communications
Phone: 201.519.9773
linda.recupero@assurant.com

Stacie Sherer
Vice President, Corporate Communications
Phone: 917.420.0980
stacie.sherer@assurant.com
Investor Relations Contacts:
Suzanne Shepherd
Senior Vice President, Investor Relations and Sustainability
Phone: 201.788.4324
suzanne.shepherd@assurant.com

Sean Moshier
Assistant Vice President, Investor Relations
Phone: 914.204.2253
sean.moshier@assurant.com

Safe Harbor Statement
Some of the statements included in this news release and its exhibits, including our business and financial plans and any statements regarding the company’s anticipated future financial performance, business prospects, growth and operating strategies and similar matters, may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by the use of words such as “outlook,” “objective,” “will,” “may,” “can,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” and the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. We undertake no obligation to update or review any forward-looking statement, whether as a result of new information, future events or other developments. The following factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:
(i)the loss of significant clients, distributors or other parties with whom we do business, or if we are unable to renew contracts with them on favorable terms, or if those parties face financial, reputational or regulatory issues;
(ii)significant competitive pressures, changes in customer preferences and disruption;
(iii)the failure to execute our strategy, including through the continuing service of key executives, senior leaders, highly-skilled personnel and a high-performing workforce;
(iv)the failure to find suitable acquisitions at attractive prices, integrate acquired businesses effectively or identify new areas for organic growth;
(v)our inability to recover should we experience a business continuity event;
(vi)the failure to manage vendors and other third parties on whom we rely to conduct business and provide services to our clients;
(vii)risks related to our international operations;
(viii)declines in the value of mobile devices, or export compliance or other risks in our mobile business;
(ix)our inability to develop and maintain distribution sources or attract and retain sales representatives and executives with key client relationships;
(x)risks associated with joint ventures, franchises and investments in which we share ownership and management with third parties;
(xi)the impact of catastrophe and non-catastrophe losses, including as a result of climate change;
(xii)negative publicity relating to our business or industry;
(xiii)the impact of general economic, financial market and political conditions and conditions in the markets in which we operate, including the conflict in Ukraine and the current inflationary environment;
(xiv)the impact of the COVID-19 pandemic and measures taken in response thereto;
(xv)the adequacy of reserves established for claims and our inability to accurately predict and price for claims;
(xvi)a decline in financial strength ratings of our insurance subsidiaries or in our corporate senior debt ratings;

(xvii)fluctuations in exchange rates;
(xviii)an impairment of goodwill or other intangible assets;
(xix)the failure to maintain effective internal control over financial reporting;
(xx)unfavorable conditions in the capital and credit markets;
(xxi)a decrease in the value of our investment portfolio, including due to market, credit and liquidity risks, and changes in interest rates;
(xxii)an impairment in the value of our deferred tax assets;
(xxiii)the unavailability or inadequacy of reinsurance coverage and the credit risk of reinsurers, including those to whom we have sold business through reinsurance;
(xxiv)the credit risk of some of our agents, third-party administrators and clients;
(xxv)the inability of our subsidiaries to pay sufficient dividends to the holding company and limitations on our ability to declare and pay dividends or repurchase shares;
(xxvi)limitations in the analytical models we use to assist in our decision-making;
(xxvii)the failure to effectively maintain and modernize our information technology systems and infrastructure, or the failure to integrate those of acquired businesses;
(xxviii)breaches of our information systems or those of third parties with whom we do business, or the failure to protect the security of data in such systems, including due to cyberattacks and as a result of working remotely;
(xxix)the costs of complying with, or the failure to comply with, extensive laws and regulations to which we are subject, including those related to privacy, data security, data protection or tax;
(xxx)the impact of litigation and regulatory actions;
(xxxi)reductions or deferrals in the insurance premiums we charge;
(xxxii)changes in insurance, tax and other regulations;
(xxxiii)volatility in our common stock price and trading volume; and
(xxxiv)employee misconduct.

For additional information on factors that could affect our actual results, please refer to the factors identified in the reports we file with the U.S. Securities and Exchange Commission (the “SEC”), including the risk factors identified in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each as filed with the SEC.

Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance. Assurant’s non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)Assurant uses Adjusted EBITDA as an important measure of the company’s operating     performance. Assurant defines Adjusted EBITDA as net income from continuing operations, excluding net realized losses (gains) on investments and fair value changes to equity securities, COVID-19 direct and incremental expenses, loss on extinguishment of debt, net income (loss) attributable to non-controlling interests, interest expense, provision (benefit) for income taxes, depreciation expense, amortization of purchased intangible assets, restructuring costs related to strategic exit activities (outside of normal periodic restructuring and cost management activities), as well as other highly variable or unusual items. The company believes this metric provides investors with an important measure of the company’s operating performance because it excludes items that do not represent the ongoing operations of the company, and therefore (i) enhances management’s and investors’ ability to analyze the ongoing operations of its businesses and (ii) facilitates comparisons of its operating performance over multiple periods, including because the amortization expense associated with purchased intangible assets may fluctuate from period to period based on the timing, size, nature and number of acquisitions. Although the company excludes amortization of purchased intangible assets from Adjusted EBITDA, revenue generated from such intangible assets is included within the revenue in determining Adjusted EBITDA. The comparable GAAP measure is net income from continuing operations. See Note 2 below for a full reconciliation.
(2)Adjusted EBITDA, Excluding Reportable Catastrophes: Assurant uses Adjusted EBITDA     (defined above), excluding reportable catastrophes (which represents individual catastrophic events that generate losses in excess of $5.0 million, pre-tax, net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as another important measure of the company’s performance. The company believes this metric provides investors with an important measure of the company’s performance for the reasons noted above, and because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income from continuing operations.

(UNAUDITED)	1Q	1Q	12 Months
($ in millions)	2022	2021	2021
GAAP net income from continuing operations	$145.5	$148.5	$613.5
Less:
Interest expense	26.9	28.4	111.8
Provision for income taxes	25.3	44.6	169.5
Depreciation expense	20.3	16.8	73.8
Amortization of purchased intangible assets	17.6	17.0	65.8
Adjustments, pre-tax:
Net realized losses (gains) on investments and fair value changes to equity securities	62.4	(0.8)	(128.2)
COVID-19 direct and incremental expenses	1.4	3.0	10.0
Loss on extinguishment of debt	—	—	20.7
Other adjustments(1)	(0.4)	0.9	26.3
Loss attributable to non-controlling interests	—	0.2	—
Adjusted EBITDA	299.0	258.6	963.2
Reportable catastrophes	3.0	43.6	144.3
Adjusted EBITDA, excluding reportable catastrophes	$302.0	$302.2	$1,107.5
(1)Throughout this press release, additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/investor/default.aspx

(UNAUDITED)	1Q 2022		1Q 2021		12 Months 2021
	Global Lifestyle	Global Housing	Global Lifestyle	Global Housing	Global Housing
($ in millions)
Adjusted EBITDA	$217.4	$103.8	$193.0	$93.5	$342.3
Reportable catastrophes	(0.1)	3.1	—	43.6	144.1
Adjusted EBITDA, excluding reportable catastrophes	$217.3	$106.9	$193.0	$137.1	$486.4

(3)Adjusted Earnings per Diluted Share: Assurant uses Adjusted earnings per diluted share as an important measure of the company’s stockholder value. Assurant defines Adjusted earnings per diluted share as net income from continuing operations, excluding net realized gains (losses) on investments, amortization of purchased intangibles, COVID-19 direct and incremental expenses, the CARES Act tax benefit, loss on extinguishment of debt, net income (loss) attributable to non-controlling interests, restructuring costs related to strategic exit activities (outside of normal periodic restructuring and cost management activities), as well as other highly variable or unusual items, plus any dilutive preferred stock dividends, divided by the weighted average diluted shares outstanding. The company believes this metric provides investors with an important measure of stockholder value because it excludes items that do not represent the ongoing operations of the company, and therefore (i) enhances management’s and investors’ ability to analyze the ongoing operations of its businesses and (ii) facilitates comparisons of its operating performance over multiple periods, including because the amortization expense associated with purchased intangible assets may fluctuate from period to period based on the timing, size, nature and number of acquisitions. Although the company excludes amortization of purchased intangible assets from Adjusted earnings, revenue generated from such intangible assets is included within the revenue in determining Adjusted earnings. The comparable GAAP measure is net income from continuing operations per diluted share, defined as net income from continuing operations plus any dilutive preferred stock dividends less net income from non-controlling interests, divided by the weighted average diluted shares outstanding. See Note 4 below for a full reconciliation.

(4)Adjusted Earnings, Excluding Reportable Catastrophes, per Diluted Share: Assurant uses Adjusted earnings, excluding reportable catastrophes, per diluted share (each as defined above) as another important measure of the company's stockholder value. The company believes this metric provides investors with an important measure of stockholder value for the reasons noted above, and because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income from continuing operations per diluted share, defined as net income from continuing operations plus any dilutive preferred stock dividends less net income from non-controlling interests, divided by the weighted average diluted shares outstanding.

(UNAUDITED)	1Q	1Q	12 Months
($ in millions)	2022	2021	2021
GAAP net income from continuing operations	$145.5	$148.5	$613.5
Adjustments, pre-tax:
Net realized losses (gains) on investments and fair value changes to equity securities	62.4	(0.8)	(128.2)
Amortization of purchased intangible assets	17.6	17.0	65.8
COVID-19 direct and incremental expenses	1.4	3.0	10.0
Loss on extinguishment of debt	—	—	20.7
Other adjustments	(0.4)	1.8	31.3
(Benefit) provision for income taxes	(15.6)	(3.8)	1.5
Net loss attributable to non-controlling interests	—	0.2	—
Preferred stock dividends	—	(4.7)	(4.7)
Adjusted earnings	210.9	161.2	609.9
Reportable catastrophes, pre-tax	3.0	43.6	144.3
Tax impact of reportable catastrophes	(0.6)	(9.1)	(30.2)
Adjusted earnings, excluding reportable catastrophes	$213.3	$195.7	$724.0

(UNAUDITED)	1Q	1Q	12 Months
	2022	2021	2021
GAAP net income from continuing operations per diluted share(1)	$2.59	$2.41	$10.20
Adjusted, pre-tax:
Net realized losses (gains) on investments and fair value changes to equity securities	1.11	(0.02)	(2.13)
Amortization of purchased intangible assets	0.31	0.28	1.10
COVID-19 direct and incremental expenses	0.02	0.05	0.17
Loss on extinguishment of debt	—	—	0.34
Other adjustments	(0.01)	0.03	0.52
(Benefit) provision for income taxes	(0.27)	(0.06)	0.02
Adjusted earnings, per diluted share(1)	3.75	2.69	10.22
Reportable catastrophes, pre-tax	0.05	0.71	2.40
Tax impact of reportable catastrophes	—	(0.16)	(0.50)
Adjusted earnings, excluding reportable catastrophes, per diluted share	$3.80	$3.24	$12.12
(1)Throughout this press release, information on the share counts used in the per share calculations are included in the Financial Supplement located on Assurant’s Investor Relations website https://ir.assurant.com/investor/default.aspx

(5)The company outlook for Adjusted earnings, excluding reportable catastrophes, per diluted share and Adjusted EBITDA, excluding reportable catastrophes, for Assurant and Global Housing each constitute forward-looking information and the company believes that it cannot reconcile such forward-looking information to the most comparable GAAP measure without unreasonable efforts. Many of the GAAP components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation. The company is able to quantify a full-year estimate of interest expense, depreciation expense and amortization of purchased intangible assets, each on a pre-tax basis, which are expected to be approximately $109 million, $85 million and $70 million, respectively. The interest expense estimate assumes no additional debt is incurred or extinguished in the forecast period and excludes after-tax interest expenses included in debt extinguishment and other related costs.

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three Months Ended March 31, 2022 and 2021

	1Q
	2022	2021
($ in millions except number of shares and per share amounts)
Revenues
Net earned premiums	$2,136.4	$2,105.6
Fees and other income	322.4	249.9
Net investment income	86.3	76.3
Net realized (losses) gains on investments and fair value changes to equity securities	(62.4)	0.8
Total revenues	2,482.7	2,432.6
Benefits, losses and expenses
Policyholder benefits	494.5	528.7
Underwriting, selling, general and administrative expenses	1,790.5	1,682.4
Interest expense	26.9	28.4
Total benefits, losses and expenses	2,311.9	2,239.5
Income from continuing operations before provision for income taxes	170.8	193.1
Provision for income taxes	25.3	44.6
Net income from continuing operations	145.5	148.5
Net income from discontinued operations	—	14.3
Net income	145.5	162.8
Less: Net loss attributable to non-controlling interests	—	0.2
Net income attributable to stockholders	145.5	163.0
Less: Preferred stock dividends	—	(4.7)
Net income attributable to common stockholders	$145.5	$158.3

Net income from continuing operations per share:
Basic	$2.61	$2.43
Diluted	$2.59	$2.41

Common stock dividends per share	$0.68	$0.66

Share data:
Basic weighted average shares outstanding	55,779,362	59,192,880

Diluted weighted average shares outstanding	56,180,404	61,783,392

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At March 31, 2022 and December 31, 2021

	March 31,	December 31,
	2022	2021
	($ in millions)
Assets
Investments and cash and cash equivalents	$9,470.0	$10,712.4
Reinsurance recoverables	6,068.3	6,178.9
Deferred acquisition costs	9,025.4	8,811.0
Goodwill	2,569.4	2,571.6
Value of business acquired	484.3	583.4
Assets held in separate accounts	11.1	11.9
Other assets	4,343.5	3,965.4
Assets held for sale	1,050.6	1,076.9
Total assets	$33,022.6	$33,911.5

Liabilities
Policyholder benefits and claims payable	$1,944.1	$2,009.1
Unearned premiums	18,702.9	18,623.7
Debt	2,203.0	2,202.5
Liabilities related to separate accounts	11.1	11.9
Accounts payable and other liabilities	4,103.4	4,509.8
Liabilities held for sale	1,037.0	1,064.8
Total liabilities	28,001.5	28,421.8

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	5,506.4	5,639.7
Accumulated other comprehensive (loss) income	(485.3)	(150.0)
Total equity	5,021.1	5,489.7
Total liabilities and equity	$33,022.6	$33,911.5